As filed with the Securities and Exchange Commission on June 30, 2008

Registration No. 333-142661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

ADVO, INC. 2006 INCENTIVE COMPENSATION PLAN, AS AMENDED

(Full Title of the Plan)

Todd L. Wiseley, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☒    Accelerated Filer  ☐

Non-Accelerated Filer  ☐    (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

EXPLANATORY NOTE

Valassis Communications, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-142661 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on May 7, 2007 with respect to shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), to be offered and sold pursuant to the ADVO, Inc. 2006 Incentive Compensation Plan, as amended (the “Prior Plan”), which the Registrant assumed in connection with its acquisition of ADVO, Inc. A total of 8,022,331 shares of Common Stock were initially registered for issuance under the Prior Plan pursuant to the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”), which provides for awards that are similar to those under the Prior Plan. According to the terms of the 2008 Plan, 7,000,000 shares of Common Stock that were available for grant under the Prior Plan as of April 24, 2008 (the “Carried Forward Shares”) are included in the reserve of shares available for issuance under the 2008 Plan. The total number of shares of Common Stock available for grant under the Prior Plan on April 24, 2008 was 7,069,481. The Carried Forward Shares are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of Common Stock remaining available for offer and sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the 2008 Plan (the “2008 Plan Registration Statement”), including the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carried Forward Shares from the Prior Plan to the 2008 Plan and (ii) to carry over from the Registration Statement to the 2008 Plan Registration Statement the registration fees paid for the Carried Forward Shares being registered under the 2008 Plan Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 30th day of June, 2008.

VALASSIS COMMUNICATIONS, INC.

By:	/s/Alan F. Schultz
Alan F. Schultz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Director	June 30, 2008
Joseph B. Anderson, Jr.

*	Director	June 30, 2008
Patrick F. Brennan

*	Director	June 30, 2008
Kenneth V. Darish

*	Director	June 30, 2008
Walter H. Ku

/s/ Robert L. Recchia	Chief Financial Officer and Director	June 30, 2008
Robert L. Recchia	(Principal Financial and Accounting Officer)

*	Director	June 30, 2008
Marcella A. Sampson

/s/ Alan F. Schultz	President, Chief Executive Officer and	June 30, 2008
Alan F. Schultz	Director (Principal Executive Officer)

/s/ Wallace S. Snyder	Director	June 30, 2008
Wallace S. Snyder

*	Director	June 30, 2008
Faith Whittlesey

*By:	/s/ Alan F. Schultz
Alan F. Schultz
Attorney-in-fact